Exhibit 99.1
Javelin Pharmaceuticals Signs $71 million European Commercialization Partnership for Dyloject(R)
Company to bolster cash position and accelerate European market uptake

CAMBRIDGE, Mass., Jan 15, 2009 (BUSINESS WIRE) —
Javelin Pharmaceuticals, Inc. (NYSE Alternext: JAV) announced today that it has entered into an exclusive European marketing partnership for Dyloject(R) (diclofenac sodium for injection) with Therabel Pharma N.V. (“Therabel”), worth up to $71 million in upfront, sales, and regulatory milestone payments plus a double digit royalty on future sales.
“Partnering Dyloject in Europe bolsters our financial resources and extends our cash until 2010 before achieving future milestones and potential additional product partnerships. We are retaining significant upside in Dyloject’s future EU growth with a high quality marketing partner while eliminating our European commercialization expenses.” stated Martin Driscoll, Javelin’s CEO. “We are excited to be partnering with Therabel, with their demonstrated market success in hospital sales and pain management products in the EU. We believe Therabel will accelerate market uptake for Dyloject in the U.K. and will assure future growth as Therabel introduces the product in key countries throughout the European Union.”
Javelin will receive approximately $12 million in upfront cash payments, inclusive of its Dyloject inventory, and up to $59.5 million in sales and regulatory milestones. In addition, Javelin will earn a double digit royalty on future net sales of Dyloject in all countries covered by the agreement.
Upon closing, Therabel will assume all Dyloject commercialization, regulatory, and manufacturing responsibilities and expenses in the U.K. along with those for future European market approvals. Javelin will remain involved in Dyloject’s EU development through a Joint Steering Committee. The agreement will become effective upon receipt of customary third party licensing consents.
John Taylor, Vice President of Business Development for Javelin, commented, “Today’s announcement is the culmination of a competitive process for the commercial rights to Dyloject in the EU. Therabel’s enthusiasm for Dyloject in Europe validates the product’s opportunity and instills confidence in completing a major partnership in the US for Dyloject or Ereska.”
About Dyloject:
Dyloject is an injectable formulation of diclofenac in Phase 3 clinical development in the United States and marketed in the United Kingdom. Diclofenac is a prescription nonsteroidal anti-inflammatory drug (“NSAID”) that is widely prescribed to treat post-operative pain. Dyloject provides an attractive alternative to other NSAIDs for the treatment of post-operative and acute pain to decrease the need for morphine or other opioids. In its pivotal UK registration trial, Dyloject’s efficacy and safety were shown to be significantly superior to those of the IV formulation of diclofenac currently marketed in the UK. Each dose of the competitive formulation requires buffering, dilution and slow infusion. Dyloject comes ready to use for immediate IV bolus administration, works faster, and according to a recent study, has the potential to save the UK NHS up to GBP 50 per postoperative patient. Dyloject is presently being marketed in the UK for the treatment of acute moderate-to-severe pain. Subsequent submissions and approvals in other European countries are anticipated through a regulatory strategy following the Mutual Recognition Process.

NSAIDs are widely used postoperatively with opioids, e.g., morphine, to reduce opioid doses by as much as fifty percent, and thereby decrease morphine-related side effects. Combining different types of pain medicines (called “multimodal analgesia”) is the most commonly advocated approach to acute postoperative pain management worldwide. A number of studies of multimodal analgesia have shown that when patients are given an NSAID along with an opioid, dose requirements and adverse effects of the latter are reduced. Opioid side effects that are reduced by this dose-sparing approach include nausea, vomiting, and inadequate breathing.
Dyloject is trade marked in the US and registered trade mark in many countries throughout the world.
About Javelin Pharmaceuticals, Inc.:
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has one marketed drug in the UK and three drug candidates in US Phase 3 clinical development. For additional information about Javelin, please visit the Company’s website at http://www.javelinpharmaceuticals.com.
Forward Looking Statement:
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials and their outcome, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies and other risks described in our annual and quarterly reports filed with the Securities and Exchange Commission.
JAV-G
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Rick Pierce, Vice President of Investor Relations
617-349-4500
rpierce@javelinpharma.com
or
June Gregg, Manager of Corporate Communications
617-349-4500
jgregg@javelinpharma.com